Exhibit 99.1
CA REPORTS SECOND QUARTER FISCAL YEAR 2007 RESULTS
Updates Full-Year Guidance
Company Will Hold Webcast at 5 p.m. ET
ISLANDIA, N.Y., November 2, 2006 – CA (NYSE:CA), one of the world’s largest management software companies, today reported financial results for its second quarter of fiscal year 2007, ended September 30, 2006.
Financial Overview

(in millions, except share data)	Q2FY07	Q2FY06	Change
Revenue	$996	$950	5%
GAAP Diluted EPS	$0.09	$0.08	13%
Net Income	$53	$46	15%
GAAP Cash Flow from Operations	$6	$299	(98%)
Non-GAAP Operating EPS*	$0.25	$0.25	0%

*	Operating earnings per share is a non-GAAP financial measure, as noted in the discussion of non-GAAP results below. A reconciliation of GAAP net income to non-GAAP net income is included in the tables following this press release.
“Our second quarter total revenue, GAAP earnings per share and non-GAAP earnings per share were at or above our expectations,” said John Swainson, CA’s president and chief executive officer. “However, a number of changes we implemented associated with our sales organization affected our business activity in the second quarter, and consequently caused a drag on our bookings and associated billings. While a lower-than-anticipated level of bookings and billings had a negative effect on cash flow in the quarter, changes in working capital—including a lower cash collections rate and higher-than-expected accounts payable disbursements—were the primary factors in our cash flow from operations decline compared to the second quarter of fiscal year 2006.

“We believe the issues that affected our second quarter performance are behind us and we are confident in our ability to execute in the second half of our fiscal year,” Swainson continued. “While our full-year cash flow from operations will be lower than expected, we believe we are back on track and in a position to grow our business going forward.”
Revenue for the second quarter was $996 million, an increase of 5 percent over the $950 million reported in the similar period last year. The increase in revenue was primarily attributed to growth in subscription and professional services revenues, partially offset by declines in maintenance and software fees and other revenue. North American revenue was up 8 percent while revenue from international operations was up 1 percent, including a positive foreign exchange impact of $15 million.
Subscription revenue for the second quarter was $762 million, an increase of 8 percent over the $704 million reported in the second quarter of last year, and was affected positively by increases in new deferred subscription value from acquired products. Subscription revenue accounted for 77 percent of total revenue in the quarter, up from the 74 percent reported in the second quarter of fiscal year 2006.
The Company expects subscription revenue to continue to become a larger percentage of its total revenue as more contracts are renewed on a subscription basis. The Company added that as it begins to reach maturity on its model and based upon the timing of remaining old business model contract renewals, the impact of the transition to its new business model on revenues will decline.
Total product and services bookings in the second quarter were $690 million, down 10 percent from the $765 million reported in the same period a year ago. This decrease is attributed to a decision to realign and restructure the sales force to achieve lower cost of sales and higher productivity and more discipline on contract renewals. Direct product bookings declined 13 percent, to $498 million. Indirect bookings grew 3 percent to $75 million. Despite flat bookings performance in the first half of the year, the Company continues to expect total bookings for the full year to grow.
Total expenses for the second quarter were $918 million, up 3 percent from the $893 million reported in the similar period last year. The increase was driven principally by higher selling, general and administrative expenses associated with personnel costs from recent acquisitions and increased cost of professional services related to higher revenues. The expense increase was offset partially by a decline in the amortization of capitalized software costs and a gain from the sale of marketable securities. The Company announced a restructuring plan in August 2006 designed to eliminate $200 million in costs on an annual basis by the end of fiscal year 2008, as discussed below.
The Company recorded GAAP net income $53 million for the second quarter, or $0.09 per diluted common share, compared to net income of $46 million, or $0.08 per diluted common share, reported in the prior year period.
The Company reported non-GAAP net income of $145 million for the second quarter, or $0.25 per diluted common share, compared to $151 million, or $0.25 per diluted common share a year earlier.
For the second quarter, CA generated cash flow from operations of $6 million, compared to $299 million in cash flow from operations reported in the prior year period. Second quarter cash flow was adversely affected by working capital management issues, lower bookings and associated billings, and higher operating expenses. Cash flow from operations in the second quarter of fiscal year 2006 was negatively affected by a $75 million Restitution Fund payment.

Cost Reduction and Restructuring Plan
As previously stated, CA announced in August a cost reduction and restructuring plan designed to significantly improve the Company’s expense structure and increase its competitiveness. CA expects to deliver about $200 million in annualized savings when the plan is completed by the end of fiscal year 2008.
In the second quarter, the Company recorded severance costs, relating to approximately 750 positions, or $39 million, $11 million of which was paid during the period. The Company currently expects total restructuring charges of approximately $150 million, most of which will be recognized in fiscal 2007, and a reduction in workforce of approximately 1,400 positions, including approximately 300 positions associated with the divestiture of a number of joint ventures. The Company also expects to eliminate an additional 300 positions through attrition.
Capital Structure
The balance of cash, cash equivalents and marketable securities at September 30, 2006 was $1.295 billion. With $2.588 billion in total debt outstanding, the Company has a net debt position of approximately $1.293 billion.
Repurchase Program
The Company completed a $1 billion tender offer during the second quarter and repurchased 41.2 million shares of common stock. Fiscal year-to-date, CA has repurchased about 51.1 million shares of common stock at a cost of $1.2 billion. The tender offer was the first phase of a total of up to $2 billion repurchase plan.

“We are exploring options regarding the remaining portion of the share repurchase program and will provide updates on the timing and method at the appropriate time,” said CA Chief Financial Officer Nancy Cooper. “However, we will want to see performance meeting our expectations, a return to strong cash flows, and favorable market conditions before we move forward.”
Updated Outlook for Fiscal Year 2007
CA updated its outlook for the fiscal year and expects to meet or exceed revenue guidance of $3.9 billion and its original guidance for non-GAAP operating earnings per share of $0.83. The Company expects GAAP earnings per share to be below its original outlook of $0.44 per share as a result of the still-to-be-determined timing of 2007 restructuring plan costs. The Company expects cash flow from operations of between $900 million and $1 billion, down from the original outlook of $1.3 billion. The new cash flow outlook includes the Company’s estimates of the impact of the lower-than-expected growth in bookings for the full year, borrowing costs associated with the tender offer and payments related to the 2007 restructuring plan. The cash flow outlook also assumes that the sales force will perform as expected and the Company will improve its working capital management.
Webcast
This press release and the accompanying tables should be read in conjunction with additional content that is available on the Company’s website, including a supplemental financial package, as well as a webcast that the Company will host at 5 p.m. ET today to discuss its unaudited second quarter results. The webcast will be archived on the website. Individuals can access the webcast, as well as this press release and supplemental financial information, at http://ca.com/invest or listen to the call at (800) 729-6829. The international participant number is (706) 679-5227.
About CA
CA (NYSE:CA), one of the world’s largest information technology (IT) management software companies, unifies and simplifies the management of enterprise-wide IT. Founded in 1976, CA is headquartered in Islandia, N.Y., and serves customers in more than 140 countries. For more information, please visit http://ca.com.
Non-GAAP Financial Measures
This press release, the accompanying tables and the additional content that is available on the Company's website, including a supplemental financial package, include financial measures for per share earnings and cash flows that exclude the impact of certain items and therefore have not been calculated in accordance with U.S. generally accepted accounting principles (GAAP). Non-GAAP “operating” earnings per share excludes the following items: non-cash amortization of acquired technology and other intangibles, in process research and development charges, the government investigation and class settlement charges, restructuring and other charges, and the tax resulting from the repatriation of approximately $584 million of foreign cash and interest on dilutive convertible bonds (the convertible shares, rather than the interest, are more dilutive, thus the interest is added back and the shares increased to calculate non-GAAP operating earnings). Non-GAAP taxes are provided based on the estimated effective annual non-GAAP tax rate. Non-GAAP adjusted cash flow excludes the following items: Restitution Fund payments, restructuring payments, and the impact of certain non-recurring tax payments or tax benefits. These non-GAAP financial measures may be different from non-GAAP financial measures used by other companies. Non-GAAP financial measures should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. By excluding these items, non-GAAP financial measures facilitate management’s internal comparisons to the Company’s historical operating results and cash flows, to competitors’ operating results and cash flows, and to estimates made by securities analysts. Management uses these non-GAAP financial measures internally to evaluate its performance and they are key variables in determining management incentive compensation. The Company believes these non-GAAP financial measures are useful to investors in allowing for greater transparency of supplemental information used by management in its financial and operational decision-making. In addition, the Company has historically reported similar non-GAAP financial measures to its investors and believes that the inclusion of comparative numbers provides consistency in its financial reporting. Investors are encouraged to review the reconciliation of the non-GAAP financial measures used in this press release to their most directly comparable GAAP financial measures, which are attached to this press release. For a reconciliation of our non-GAAP and GAAP outlook, see the Company’s press release dated June 29, 2006 available at http://ca.com.
Cautionary Statement Regarding Forward-Looking Statements
Certain statements in this communication (such as statements containing the words “believes,” “plans,” “anticipates,” “expects,” “estimates” and similar expressions) constitute “forward-looking statements.” A number of important factors could cause actual results or events to differ materially from those indicated by such forward-looking statements, including: the risks and uncertainties associated with the CA deferred prosecution agreement with the United States Attorney’s Office of the Eastern District, including that CA could be subject to criminal prosecution or civil penalties if it violates this agreement; the risks and uncertainties associated with the agreement that CA entered into with the Securities and Exchange Commission (“SEC”), including that CA may be subject to criminal prosecution or substantial civil penalties and fines if it violates this agreement; civil litigation arising out of the matters that are the subject of the Department of Justice and the SEC investigations, including shareholder derivative litigation; changes to the CA incentive compensation plan, sales organization and sales coverage model may lead to outcomes that are not anticipated or intended as they are implemented, and the commissions plans for fiscal year 2007, while revised, continue to be reviewed; CA may not adequately manage and evolve its financial reporting and managerial systems and processes, including the successful implementation of its enterprise resource planning software; CA may encounter difficulty in successfully integrating acquired companies and products into its existing businesses; CA is subject to intense competition in product and service offerings and pricing and increased competition is expected in the future; if CA’s products do not remain compatible with ever-changing operating environments, CA could lose customers and the demand for CA’s products and services could decrease; certain software that CA uses in daily operations is licensed from third parties and thus may not be available to CA in the future, which has the potential to delay product development and production; CA’s credit ratings have been downgraded and could be downgraded further which would require CA to pay additional interest under its credit agreement and could adversely affect CA’s ability to borrow; CA has a significant amount of debt; the failure to protect CA’s intellectual property rights would weaken its competitive position; CA may become dependent upon large transactions; general economic conditions may lead CA’s customers to delay or forgo technology upgrades; the market for some or all of CA’s key product areas may not grow; third parties could claim that CA’s products infringe their intellectual property rights; fluctuations in foreign currencies could result in translation losses; and the other factors described in CA’s Annual Report on Form 10-K for the fiscal year ended March 31, 2006 and CA’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2006. CA assumes no obligation to update the information in this communication, except as otherwise required by law. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof.
###
Copyright © 2006 CA. All Rights Reserved. One CA Plaza, Islandia, N.Y. 11749. All trademarks, trade names, service marks, and logos referenced herein belong to their respective companies.

Contacts:	Dan Kaferle	Sambit Pattanayak
	Public Relations	Investor Relations
	(631) 342-2111	(631) 342-5208
	daniel.kaferle@ca.com	sambit.pattanayak@ca.com

Table 1
CA, INC.
Consolidated Statements of Operations
(in millions, except per share amounts)
(unaudited)

	Three Months Ended		Six Months Ended
	September 30,		September 30,
	2006	2005	2006	2005
		(Restated)		(Restated)
Revenue:
Subscription revenue	$762	$704	$1,501	$1,406
Maintenance	112	113	215	220
Software fees and other	28	43	52	80
Financing fees	6	13	14	27
Professional services	88	77	170	144

Total revenue	996	950	1,952	1,877

Operating Expenses:
Amortization of capitalized software costs	83	111	188	224
Cost of professional services	80	65	152	125
Selling, general and administrative	425	383	859	772
Product development and enhancements	178	179	357	351
Commissions, royalties and bonuses	73	68	144	130
Depreciation and amortization of other intangible assets	37	32	71	62
Other gains, net	(16)	(4)	(17)	(7)
Restructuring and other	48	45	59	45
Charge for in-process research and development costs	10	14	10	18

Total expenses before interest and taxes	918	893	1,823	1,720

Income before interest and taxes	78	57	129	157
Interest expense, net	12	10	20	19

Income before income taxes	66	47	109	138

Income tax expense (benefit)	13	1	21	(5)

Net income	$53	$46	$88	$143

Basic income per share	$0.09	$0.08	$0.16	$0.24

Basic weighted-average shares used in computation	560	584	564	585

Diluted income per share (1)	$0.09	$0.08	$0.15	$0.24

Diluted weighted-average shares used in computation (1)	584	610	588	611

(1)	Net income and the number of shares used in the computation of diluted GAAP EPS for all periods presented have been adjusted to reflect the dilutive impact of the Company’s 1.625 percent Convertible Senior Notes and stock awards outstanding.

Table 2
CA, INC.
Consolidated Condensed Balance Sheets
(in millions)
(unaudited)

	September 30,	March 31,
	2006	2006(1)
Cash, cash equivalents, and marketable securities	$1,295	$1,865
Trade and installment accounts receivable, net	422	505
Deferred income taxes	430	260
Other current assets	75	50

Total Current Assets	2,222	2,680

Installment accounts receivable, due after one year, net	402	449
Property and equipment, net	463	634
Purchased software products, net	343	461
Goodwill, net	5,401	5,308
Deferred income taxes	162	158
Other noncurrent assets, net	827	788

Total Assets	$9,820	$10,478

Current portion of long-term debt and loans payable	$11	$3
Deferred subscription revenue (collected)-current	1,347	1,517
Deferred maintenance revenue	227	250
Other current liabilities	1,475	1,604

Total Current Liabilities	3,060	3,374

Long-term debt, net of current portion	2,577	1,813
Deferred income taxes	49	39
Deferred subscription revenue (collected)-noncurrent	468	448
Other noncurrent liabilities	74	77

Total Liabilities	6,228	5,751

Stockholders’ equity	3,592	4,727

Total Liabilities and Stockholders’ Equity	$9,820	$10,478

(1)	Certain balances have been reclassified to conform with current period presentation.

Table 3
CA, INC.
Quarterly Condensed Statements of Cash Flows
(in millions)
(unaudited)

	Three Months Ended
	September 30,
	2006	2005
		(Restated)
OPERATING ACTIVITIES:
Net income	$53	$46

Adjustments to reconcile net income from operations to net cash provided by operating activities:
Depreciation and amortization	120	143
Provision for deferred income taxes	(149)	(159)
Non-cash compensation expense related to stock and defined contribution plans	29	36
Non-cash charge for in-process research and development	10	14
Gain on sale of assets	(14)	—
Foreign currency transaction gain, before taxes	(3)	(4)
Changes in other operating assets and liabilities, net of effect of acquisitions:
Decrease in trade and current installment A/R, net	91	129
(Increase) decrease in noncurrent installment A/R, net	(16)	34
Decrease in deferred subscription revenue (collected) – current	(150)	(190)
(Decrease) increase in deferred subscription revenue (collected) – noncurrent	(86)	6
Decrease in deferred maintenance revenue	(35)	(5)
Increase in taxes payable, net	130	153
Increase in accounts payable, accrued expense and other	1	118
Restructuring and other, net	29	41
Restitution Fund, net	—	(75)
Changes in other operating assets and liabilities	(4)	12

NET CASH PROVIDED BY OPERATING ACTIVITIES	6	299

INVESTING ACTIVITIES:
Acquisitions, primarily goodwill, purchased software, and other intangible assets, net of cash acquired	(78)	(302)
Settlements of purchase accounting liabilities	(12)	(17)
Purchases of property and equipment, net	(22)	(27)
Proceeds from sale of assets	217	—
Proceeds from sale of marketable securities, net	32	83
Increase in restricted cash	—	(1)
Capitalized software development costs	(25)	(20)

NET CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES	112	(284)

FINANCING ACTIVITIES:
Dividends paid	(23)	(23)
Purchases of common stock	(1,057)	(176)
Debt borrowings (repayments)	751	(86)
Exercise of common stock options and other	14	29

NET CASH USED IN FINANCING ACTIVITIES	(315)	(256)

DECREASE IN CASH AND CASH EQUIVALENTS BEFORE EFFECT OF EXCHANGE RATE CHANGES ON CASH	(197)	(241)

Effect of exchange rate changes on cash	(8)	(6)

DECREASE IN CASH AND CASH EQUIVALENTS	(205)	(247)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	1,500	1,776

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$1,295	$1,529

Table 4
CA, INC.
Reconciliation of GAAP Results to Net Operating Income
(in millions, except per share data)
(unaudited)

	Three Months Ended		Six Months Ended
	September 30,		September 30,
	2006	2005	2006	2005
		(Restated)		(Restated)
Total Revenue	$996	$950	$1,952	$1,877

Total Expenses	930	903	1,843	1,739

Income before income taxes	66	47	109	138

Non-GAAP adjustments:

Purchased software amortization	69	100	160	200
Intangibles amortization	14	12	27	23
Restructuring and other	48	45	59	45
Acquisition IPR&D	10	14	10	18

Total Non-GAAP adjustments	141	171	256	286

Operating income before interest and taxes	207	218	365	424

Interest on dilutive convertible Bonds	2	2	4	4

Operating income before taxes	209	220	369	428

Income tax provision	64	69	120	141

Net operating income (1)	$145	$151	$249	$287

Diluted operating EPS (1)	$0.25	$0.25	$0.42	$0.47

# of Shares Used (1)	584	610	588	611

(1)	Net operating income and the number of shares used in the computation of diluted operating EPS for all periods presented have been adjusted to reflect the dilutive impact of the Company’s 1.625 percent Convertible Senior Notes and stock awards outstanding.

Table 5
CA, INC.
Reconciliation of GAAP Results to Operating Results
(in millions, except per share data)
(unaudited)

	Three Months Ended	Three Months Ended	Six Months Ended	Six Months Ended
	September 30, 2006	September 30, 2005	September 30, 2006	September 30, 2005
Basic Income Per Share:	$0.09	$0.08	$0.16	$0.24

Non-GAAP adjustments, net of taxes

Acquisition amortization	0.09	0.12	0.20	0.23
Acquisition IPR&D	0.02	0.01	0.02	0.02
Restructuring and other charges	0.05	0.05	0.07	0.05
Non-GAAP effective tax rate adjustment (1)	—	(0.01)	(0.03)	(0.07)

Non-GAAP Diluted operating EPS	$0.25	$0.25	$0.42	$0.47

Refer to the discussion of Non-GAAP measures included in the accompanying press release for additional information.

(1)	The non-GAAP effective tax rate adjustment for the six months ended September 30, 2006 reflects certain international tax benefits realized for GAAP purposes. The non-GAAP effective tax rate adjustment for the six months ended September 30, 2005 reflects certain tax savings on the repatriation of cash from international locations realized for GAAP purposes.